Exhibit 99.1

Polar Power Reports Full Year and Fourth Quarter 2024 Financial Results

GARDENA, CA – April 1, 2025 – Polar Power, Inc. (“Polar Power” or the “Company”) (NASDAQ: POLA), a global provider of prime, backup, and solar hybrid DC power solutions, reports its financial results for the three months and full year ended December 31, 2024.

2024 Financial Highlights

●	Sales of $14 million represent a 6.7% decline from 2023
●	Gross profit increased 89% to $1.3 million, or 9.4% of sales, compared with $695,000, or 4.5% of sales, in 2023
●	Operating expenses declined $1 million to $5.7 million compared to $6.7 million in the prior year
●	Net loss declined $1.9 million to $4.6 million, or $(1.86) per basic and diluted share in 2024, compared to a net loss of $6.5 million, or $(3.45) per basic and diluted share in 2023
●	Inventories were down $3.5 million, driven primarily by utilization of existing inventory versus inventory acquisitions during the year, and also by $900,000 accounting adjustment for slow-moving inventory
●	Cash used in operating activities was $536,000 in 2024 compared to $3.4 million in 2023
●	Total net debt was $5.0 million and total liquidity was $1.1 million, consisting of cash and availability under the line of credit as of December 31, 2024

Chairman and CEO of Polar Power, Arthur Sams commented, “We continue to spend time and resources educating the market on the unique benefits of our power platform to deliver solutions that reduce cost and harmful emissions while providing a source of reliable and virtually maintenance-free power. And although we experienced volatility in our bookings and sales during 2024, we were profitable in two of this year’s quarters, which involved production of our standard DC generators for both backup and prime power applications. Much of our raw material needs in 2024 were met by inventory we had purchased in prior years, which helped conserve cash and achieve manufacturing efficiencies during the year, mitigating the effect of lower sales. We’ve added an important new reference account, in the United Nations High Commissioner for Refugees (“UNHCR”), a United Nations organization, which has experienced exceptional results.”

“The hybrid solution that we provided with partners to the UNHCR in Lagos, Nigeria, has performed even better than originally anticipated, enabling significant total power generation savings compared to some of the outdated and stale technology platforms they had been using. Besides the huge fuel savings from up to a 70% reduction in diesel cost, the uninterruptable power supply (UPS) with the DC generator and solar PV array also provides UNHCR for complete shielding of application loads from the grid’s power fluctuations and interruptions. This high efficiency hybrid system continues to serve us well as a model that we can show off to other government agencies, and we expect to see follow-on orders from this customer and from others, around the world.”

“We have been successful in reducing our customer concentration in telecom business and reported the doubling in our military/government revenues to nearly $1.5 million for the year. We have begun to implement some internal changes to our sales and marketing protocol to broaden product penetration in our traditional markets as well as new ones, such as mobile electric vehicle chargers, a product line which we successfully tested in 2024 and plan to launch this year,” concluded Mr. Sams.

Polar Power, Inc.

Polar Power (NASDAQ: POLA) is pioneering technological changes that radically change the production, consumption, and environmental impact of power generation and is a provider of DC advanced power and cooling systems, pioneering innovations across diverse industrial applications. Its product portfolio, known for innovation, durability, and efficiency, presently includes standard products for telecom, military, renewable energy, marine, automotive, residential, commercial, oil field and mining applications. Polar Power’s systems can be configured to operate on any energy source including photovoltaics, diesel, LPG (propane and butane), and renewable fuels.

Polar Power’s telecom power solutions offer significant cost savings with installation, permitting, site leases, and operation. Its military solutions provide compact, lightweight, fuel efficient, reliable power solutions for robotics, drone, communications, hybrid propulsion, and other applications. Its mobile rapid battery charging technology enables on-demand roadside charging for electric vehicles. Its combined heat and power (CHP) residential systems offer innovative vehicle charging and integrated home power systems via natural gas or propane feedstocks, optimizing performance and system costs. Polar Power’s micro / nano grid solutions provide lower cost energy in “bad-grid or no-grid” environments. Its commitment to technological advancement extends to hybrid propulsion systems for marine and specialty vehicles, ensuring efficiency, comfort, reliability, and cost savings.

For more information, please visit www.polarpower.com. or follow Polar Power on www.linkedin.com/company/polar-power-inc/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s expectations to see follow-on orders from the UNHCR and from other customers around the world; that current discussions with customers will lead to new sales during 2025 or subsequent years are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for its Summit Series, 27 kW DC generator product line; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; the impact of inflation and changing prices on raw materials; supply chain constraints causing significant delays in sourcing raw materials; labor shortages as a result of the pandemic, low unemployment rates, or other factors limiting the availability of qualified workers; and other events, factors and risks. The Company undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond Polar Power’s control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in Polar Power’s reports filed with the Securities and Exchange Commission.

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$498	$549
Accounts receivable	2,153	1,676
Inventories	12,893	16,522
Prepaid expenses	53	455
Employee retention credit receivable	—	2,000
Income taxes receivable	—	787
Total current assets	15,597	21,989

Other assets:
Operating lease right-of-use assets, net	1,645	2,818
Property and equipment, net	196	344
Deposits	108	108

Total assets	$17,546	$25,259

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$408	$1,762
Customer deposits	607	1,618
Accrued liabilities and other current liabilities	1,100	1,151
Line of credit	4,797	4,238
Notes payable-related party	266	257
Notes payable	—	64
Current portion of operating lease liabilities	1,382	1,124
Total current liabilities	8,560	10,214

Operating lease liabilities, net of current portion	474	1,856

Total liabilities	9,034	12,070

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 2,511,350 shares issued and 2,508,853 shares outstanding on December 31, 2024 and 2023	2	2
Additional paid-in capital	38,886	38,886
Accumulated deficit	(30,336)	(25,659)
Treasury Stock, at cost (2,497 shares)	(40)	(40)
Total stockholders’ equity	8,512	13,189

Total liabilities and stockholders’ equity	$17,546	$25,259

POLAR POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Net sales	$2,622	$3,605	$13,970	$15,293
Cost of Sales (includes inventory write-downs of $900 and $450, respectively)	4,162	5,032	12,656	14,598
Gross profit (loss)	(1,540)	(1,427)	1,314	695

Operating Expenses
Sales and marketing	264	255	1,010	1,172
Research and development	185	239	771	1,222
General and administrative	907	1,051	3,908	4,291
Total operating expenses	1,356	1,545	5,689	6,685

Loss from operations	(2,896)	(2,972)	(4,375)	(5,990)

Other income (expenses)
Interest expense and finance costs	(153)	(184)	(649)	(559)
Interest income	—	—	221	—
Other income (expenses), net	—	1	126	1
Total other income (expenses), net	(153)	(183)	(302)	(558)

Net Loss	$(3,049)	$(3,155)	$(4,677)	$(6,548)

Net loss per share, basic and diluted	$(1.22)	$(1.66)	$(1.86)	$(3.45)
Weighted average shares outstanding, basic and diluted	2,508,853	1,898,800	2,508,853	1,898,800

POLAR POWER, INC.

STATEMENTS OF CASH FLOW

(in thousands)

	Years Ended December 31,
	2024	2023

Cash flows from operating activities:
Net loss	$(4,677)	$(6,548)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	167	387
Inventory write-down	900	450
Changes in operating assets and liabilities
Accounts receivable	(477)	554
Inventories	2,729	(1,512)
Prepaid expenses	402	2,174
Employee retention credit receivable	2,000	—
Income taxes receivable	787	—
Operating lease right-of-use asset	1,173	1,000
Deposits	—	(15)
Accounts payable	(1,354)	1,532
Customer deposits	(1,011)	(508)
Accrued expenses and other current liabilities	(51)	(80)
Operating lease liability	(1,124)	(864)
Net cash used in operating activities	(536)	(3,430)

Cash flows from investing activities:
Acquisition of property and equipment	(19)	(194)
Net cash used in investing activities	(19)	(194)

Cash flows from financing activities:
Net proceeds from sale of common stock	—	1,556
Proceeds from notes payable-related party	9	257
Repayment of notes payable	(64)	(205)
Advances from credit facility, net	559	2,354
Net cash provided by financing activities	504	3,962

Increase (decrease) in cash and cash equivalents	(51)	338
Cash and cash equivalents, beginning of period	549	211
Cash and cash equivalents, end of period	$498	$549

Noncash investing and financing activities:
Initial recognition of right-of-use asset and lease liabilities	$—	3,578